Exhibit 99.1

Royal Gold Announces Additional Voting Agreements
Related to Plan of Arrangement with IRC

DENVER, COLORADO.  DECEMBER 23, 2009:  ROYAL GOLD, INC.  (NASDAQ:RGLD; TSX: RGL), a leading precious metals royalty company, today announced that it has entered into additional voting agreements with shareholders of International Royalty Corporation (“IRC”) in conjunction with the recently announced Plan of Arrangement (“Arrangement”) between Royal Gold and IRC.  The new voting agreements total 7.16% of IRC’s fully diluted shares outstanding.  This brings the combined total percentage of shares subject to voting agreements to approximately 34% and includes all of the IRC directors and senior officers, along with several significant IRC shareholders.

Under the terms of the Arrangement, IRC shareholders can elect to receive cash, shares or a combination of both in exchange for their current IRC shareholdings.  Shareholders holding approximately 47% of the IRC shares subject to the voting agreements have elected to receive shares in lieu of cash.

On December 18, 2009, Royal Gold announced that, under the Arrangement, it would, through its wholly-owned Canadian subsidiary, acquire all of the issued and outstanding common shares of IRC.  At the election of the shareholder, each common share of IRC will be exchanged for either C$7.451 in cash or 0.1385 common shares of Royal Gold or a combination thereof, subject to a maximum of US$350 million in cash and a maximum of 7.75 million common shares of Royal Gold to be issued to IRC shareholders.  If IRC shareholders elect to receive more than approximately US$314 million in cash, the number of Royal Gold common shares issued will be reduced on a pro-rated basis until such cash election reaches a maximum of US$350 million.

The closing of the transaction is not subject to due diligence, Royal Gold shareholder approval or financing contingencies.  The cash required for the acquisition will be sourced from available and unrestricted cash, together with committed credit facilities totaling US$225 million.  The closing of the transaction is subject to, among other things, receipt of court approval and the affirmative vote of at least 66 2/3 percent of the votes cast by IRC shareholders and option holders at a special meeting of the IRC shareholders.

1 Based on Royal Gold’s share price and the currency exchange rate on December 14, 2009

About Royal Gold
Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty interests. The Company currently owns royalties on 118 properties on six continents, including royalties on 21 producing mines and 12 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol "RGLD," and on the Toronto Stock Exchange under the symbol "RGL."

For further information, please contact:
For investor inquiries:
Karen Gross
(303) 575-6504

Vice President and Corporate Secretary

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include the statement regarding the proposed acquisition of IRC. The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.